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                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ANDREA ELECTRONICS CORPORATION

       (Pursuant to Section 805 of the New York Business Corporation Law)


     WE, THE UNDERSIGNED, Christopher P. Sauvigne and Richard A. Maue, being the President and the Secretary, respectfully, of Andrea Electronics Corporation, do hereby certify and set forth:

1. The name of the corporation is Andrea Electronics Corporation (hereinafter, the "Corporation" or the "Company").

2. The Certificate of Incorporation of the Corporation was filed with the Department of State on March 15, 1934, under the name "F.A.D. Andrea, Inc."

3. Article Third of the Certificate of Incorporation of the Corporation is hereby amended for the purpose of increasing the number of authorized shares of the Corporation's common stock, par value $.50 per share, from 35,000,000 shares to 70,000,000 shares. The text of said Article Third is hereby amended to read as set forth below in full:

     "THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is 75 million (75,000,000) of capital stock. Seventy million (70,000,000) shares shall be designated as common stock, each having a par value of fifty cents ($.50) per share. Five million (5,000,000) shares shall be designated as preferred stock, each having a par value of one cent ($.01) per share.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article THIRD, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) the number of shares constituting a series and the distinctive designation of that series;


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     (b)      the dividend rate on the shares of a series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) whether a series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) whether a series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine.

     (e) whether or not the shares of a series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) whether a series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) the rights of the shares of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (h) any other relative rights, preferences and limitations of a series.

     Dividends on outstanding shares of preferred stock shall be paid, or declared and set apart for payment, before any dividends shall be paid, or declared and set apart for payment, on the common shares with respect to the same dividend period."

4. This Amendment to Article Third of the Certificate of Incorporation of the Corporation was authorized, pursuant to Section 803(a) of the Business Corporation Law of the State of New York, by a resolution of the Board of Directors of the Corporation duly adopted on May 4, 2001 and by a resolution of the shareholders of the Corporation duly adopted on August 7, 2001.


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     IN WITNESS WHEREOF, the undersigned have executed and signed this
Certificate on the 22nd day of August, 2001, and hereby affirm the statements contained herein as true under the penalties perjury.

                                                ANDREA ELECTRONICS CORPORATION

                                                /s/ Christopher P. Sauvigne
                                                --------------------------------
                                                Christopher P. Sauvigne
                                                President


                                                /s/ Richard A. Maue
                                                --------------------------------
                                                Richard A. Maue
                                                Secretary